Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 10-K, of our report dated February 19, 2020 relating to the financial statements of Allegro Merger Corp. and Subsidiary (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the 2019 consolidated financial statements which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York
March 29, 2021